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                                                                         EX. 3.3

                              NU-TECH BIO-MED, INC.

                                   AMENDED

                 CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                                RIGHTS AND NUMBER
                                  OF SHARES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


     The undersigned President, respectively, of NU-TECH BIO-MED, INC., a Delaware corporation (the "Corporation") certifies that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions amending the Certificate of Designation, Preferences and Rights and Number of Shares of Series A Convertible Preferred Stock filed with the office of the Secretary of State of Delaware on October 1, 1996 (the "Certificate of Designation of Series A Preferred Stock"). The undersigned further certifies that no shares of Series A Preferred Stock have been issued prior to the date of this Amended Certificate of Designations. The Certificate of Designations of Series A Preferred Stock is hereby amended in its entirety to read as follows:


     RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation of the Corporation's Certificate of Incorporation, a series of preferred stock of the corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the corporation, such series to be designated Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock"), to consist of 14,000 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

     (1)  Certain Definitions.

     Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

     Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock, par value $.001 per share of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(d) below.

     Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series A Convertible Preferred Stock, which price shall initially be



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the Purchase Price divided by the lessor of (i) the average of the closing bid price of a share of Common Stock on the Nasdaq SmallCap Market ("NASDAQ") for the five trading days ending one day prior to the Conversion Date less 25% or
(ii) $17.50 per share of Common Stock as reported on NASDAQ, subject to adjustment in accordance with the provisions of paragraph 4 below.

     Conversion Shares. The shares of Common Stock issued or issuable to the holders of the Series A Preferred Stock upon conversion thereof in accordance with the terms hereof.

     Current Market Price. The term "Current Market Price" shall have the meaning set forth in subparagraph 4(g) below.

     Issue Date. The term "Issue Date" shall mean the date that shares of Series A Convertible Preferred Stock are first issued by the Corporation.

     Purchase Price. The term "Purchase Price" shall mean $1,000 per share.

     Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Convertible Preferred Stock in respect of the right to receive dividends, and, for the purposes of paragraph 3 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series A Convertible Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

     Subsidiary. The term "Subsidiary" shall mean any Corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

     (2)  Dividends.

     Shares of Series A Convertible Preferred Stock shall not be entitled to receive or earn any fixed dividends thereon.

     (3)  Distributions Upon Liquidation,
          Dissolution or Winding Up.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Convertible Preferred Stock shall be entitled to be paid $1,000 per share, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to

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the holders of the Series A Convertible Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Convertible Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another Corporation, Corporations, entity or other entities, nor the sale of all or substantially all of the assets of the Corporation shall be deemed a 1iquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3. Notwithstanding anything herein to the contrary, while any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not establish any Senior Stock without the prior affirmative vote of a majority of the shares of Series A Convertible Preferred Stockholders.

     (4)  Conversion Rights.

     The Series A Convertible Preferred Stock shall be convertible into Common Stock as follows:

     (a) Optional Conversion. Subject to and upon compliance with the provisions of this paragraph 4, on each of the 45th day following the Issue Date, the 75th day following the Issue Date and the 105th day following the Issue Date, up to one-third (1/3) of the outstanding shares of Series A Convertible Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock, at the applicable Conversion Price, at the option of the holder of any shares of Series A Convertible Preferred Stock upon the terms hereinafter set forth.

     (b) Mandatory Conversion. Each share of Series A Convertible Preferred Stock shall be deemed automatically converted into Common Stock at the Conversion Price on a date which is 270 days from the Issue Date following 30 days prior written notice from the Corporation; provided, however, for each day after a date which is 60 days from the Issue Date that the Company does not have an order from the Securities and Exchange Commission declaring effective a registration statement covering the Conversion Shares, then a day shall be added to the aforementioned 270 day period.

     (c) Number of Shares. Each share of Series A Convertible Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Purchase Price by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price shall be subject to adjustment as set forth in subparagraph 4(f).


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     (d) Mechanics of Conversion. The holder of any shares of Series A
Convertible Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Convertible Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion of the Shares may be exercised in whole or in part by the holder by telecopying an executed and completed notice of conversion to the Corporation and delivering the original notice of conversion and the certificate representing the shares of Series A Preferred Stock being converted to the Corporation by express courrier within three (3) business days of exercise. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares to be converted are delivered to the Corporation and such date is referred to herein as the "Conversion Date". Subject to the provisions of subparagraph 4(f)(vii), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(f). Subject to the provisions of subparagraph 4(f)(vii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Convertible Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

     (e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Rate .

     (f) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares

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     of its Common Stock, (B) subdivide or reclassify the outstanding shares of
     Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Convertible Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Convertible Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

          (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any Subsidiary or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(f)(i) above), or (D) of rights or warrants (excluding those referred to in subparagraph 4(f)(i) above), each holder of a share of Series A Convertible Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of Common Stock to which he is entitled, the amount of such shares, indebtedness or assets (or, at the option of the Corporation, the sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

          (iii) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another Corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Convertible Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Convertible Preferred Stock.

          (iv) Adjustment for Lack of Timely Registration. The holders of the Series A Convertible Preferred Stock are entitled to the registration rights as set forth in that certain Registration rights Agreement to be entered into between the Corporation and the holders of the Series A Convertible Preferred Stock on the Issue Date. In the event that the Corporation fails to obtain an order from the Securities and Exchange Commission declaring effective the

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     registration statement filed by the Corporation in order to register for sale by the holders the Conversion Shares under the Securities Act of 1933 within 120 days of receipt by the Corporation of the holder's Demand Registration Request (as defined in the Registration Rights Agreement), the applicable Conversion Price shall be adjusted as follows: (i) if the applicable Conversion Price prior to adjustment herein is as set forth in clause (i) of the defined term "Conversion Price" above, then the percentage discount from the NASDAQ closing price shall be deemed 35% instead of 25% or (ii) if the applicable Conversion Price prior to adjustment herein is as set forth in clause (ii) of the defined term "Conversion Price" above, then the Conversion Price shall be deemed to be 90% of the NASDAQ closing price.

          (v) Rounding of Calculations: Minimum Adjustment. All calculations under the provisions of subparagraph (e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01 until the end of three years after such adjustment would otherwise have been required, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount any other amount or amounts so carried forward, shall aggregate $0.01 or more.

          (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (f) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

     (g) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 4(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series A Convertible Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Convertible Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and

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may be included as part of a notice required to be mailed under the provisions of subparagraph 4(g).

     (h) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of subparagraph 4(e), the Corporation shall give notice to each holder of shares of Series A Convertible Preferred Stock, in the manner set forth in subparagraph 4(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Convertible Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

     (i) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Convertible Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved In the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Convertible Preferred Stock in respect of which such shares are being issued.

     (j) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series A Convertible Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Convertible Preferred Stock.

     (k) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).


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(5)  Voting Rights.

     The holders of record of shares of Series A Convertible Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law or as set forth herein with respect to the establishment of Senior Stock.

(6)  Redemption.

     Shares of Series A Convertible Preferred Stock shall not be redeemable by the Corporation.

(7)  Exclusion of Other Rights.

     Except as may otherwise be required by law, the shares of Series A Convertible Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

(8)  Headings of Subdivisions.

     The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(9)  Severability of Provisions.

     If any right, preference or limitation of the Series A Convertible Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


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(10) Status of Reacquired Shares.

     Shares of Series A Convertible Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series A Convertible Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.


     IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned on September 27, 1996 .




                                        /s/   J. Marvin Feigenbaum
                                        ---------------------------
                                        Name:  J. Marvin Feigenbaum
                                        Title:  President

Attest:



 /s/ David Sterling
---------------------
Name:  David Sterling
Title:  Secretary


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